Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Shareholder and Directors of NSTAR Electric Company:

We have reviewed the accompanying condensed consolidated balance sheet of NSTAR Electric Company and its subsidiaries (the "Company") as of June 30, 2009, and the related condensed consolidated statements of income and retained earnings for each of the three-month and six-month periods ended June 30, 2009 and 2008 and the condensed consolidated statement of cash flows for the six-month periods ended June 30, 2009 and 2008.  These interim financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States).  A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters.  It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole.  Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying condensed consolidated interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet as of December 31, 2008, and the related consolidated statements of income and retained earnings and of cash flows for the year then ended (not presented herein), and in our report dated February 9, 2009, we expressed an unqualified opinion on those consolidated financial statements.  In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 2008 is fairly stated in all material respects in relation to the consolidated balance sheet from which it has been derived.

/s/ PRICEWATERHOUSECOOPERS LLP

Boston, Massachusetts

July 31, 2009